Exhibit 5.6
Consent of Stanton Dodd
In connection with Novagold Resources Inc.’s registration statement on Form F-10 originally dated March 19, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Stanton Dodd, hereby consent to references to my name and to my involvement in the preparation of a resource estimate and preliminary economic assessment for the Donlin Creek project (together, the “Technical Information”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Information in the Registration Statement.
Dated at Bellingham, Washington, this 16th day of April, 2007.
/s/  Stanton Dodd
Stanton Dodd